Exhibit 10.12
AMENDMENT NUMBER FOUR
to the
Servicer Advance Financing Facility Agreement
Dated as of August 28, 2003
by and between
NEW CENTURY MORTGAGE CORPORATION
and
CITIGROUP GLOBAL MARKETS REALTY CORP.
     This AMENDMENT NUMBER FOUR is made this 24th day of August, 2006 (“Amendment Number Four”), by and between NEW CENTURY MORTGAGE CORPORATION, a California corporation (the “Borrower”) and CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation (the “Lender”), to the Servicer Advance Financing Facility Agreement, dated as of August 28, 2003 by and between the Borrower and the Lender, as amended (the “Agreement”).
RECITALS
     WHEREAS, the Borrower and the Lender have agreed to amend the Agreement as more fully set forth herein; and
     WHEREAS, as of the date of this Amendment Number Four, the Borrower represents to the Lender that it is in compliance in all material respects with all of the representations and warranties and all of the affirmative and negative covenants set forth in the Agreement and is not in default under the Agreement.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:
     Effective as of August 24, 2006, the Agreement is hereby amended as follows:
     SECTION 1. Amendments to Section 1.
     (a) Section 1 of the Agreement is hereby amended by deleting the definitions of “Affiliate”, “Cash Equivalents”, “Guarantee”, “Guaranty”, “Indebtedness”, “Lender”, “Mortgage Note”, “Termination Date”, and “Total Indebtedness” and replacing the same with the following new definitions:
     “Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person, which shall include any Subsidiary of such Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise (excluding Persons that may be deemed Affiliates solely by the operation of securities laws), and the terms “controlling” and “controlled” have meanings correlative to the meaning of “control”. Notwithstanding any provision herein to the contrary, (i) a Person shall not be considered an Affiliate of the Lender solely by such Person’s ownership of the publicly-traded stock of Citigroup Inc., and (ii) a Person shall not be considered an Affiliate of the Guarantor or the Lender, (x) solely by such Person’s ownership of the publicly-traded stock of the Guarantor, or (y) solely due to the direct or indirect ownership by the Guarantor or the Lender, or any of the Guarantor and the Lender acting in concert, of less than 50% of the capital stock or other units representing ownership interests of such Person that are issued, outstanding, and grant the owner or holder thereof the right to vote for the election of directors, managers or other like positions of governance.
     “Cash Equivalents” means any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.
     “Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person, excluding (a) obligations to make endorsements for collection or deposits in the ordinary course of business and (b) obligations to make servicing advances or other obligations in respect of a mortgage loan serviced by such Person.
     “Guaranty” shall mean that certain Amended and Restated Guaranty dated as of October 1, 2004 by the Guarantor in favor of the Lender, as the same may be amended, modified or supplemented from time to time.
     “Indebtedness” means, for any Person: (a) all obligations for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within ninety (90) days after the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued for account of such Person; (e) capital lease obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others guaranteed on a recourse basis by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other contingent liabilities of such Person.
     “Lender” shall mean Citigroup Global Markets Realty Corp. and permitted assigns or successors thereto.
     “Mortgage Note” shall mean a promissory note which has a term not exceeding 50 years evidencing a loan or advance which is secured by a Mortgage.
     “Termination Date” shall mean August 24, 2007 or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law, as same may be extended by Lender in its sole reasonable discretion.
     “Total Indebtedness” means, with respect to any Person, for any period, the aggregate Indebtedness of such Person and its Subsidiaries during such period maintained in accordance with GAAP, less the aggregate amount of any such total liabilities that are reflected on the balance sheet of such Person in respect of obligations incurred pursuant to a transaction solely to the extent such obligations are secured by the assets securitized thereby and are non-recourse to such Person.
     “Trustee” shall mean any trustee, paying agent, securities administrator, trust administrator or other Person responsible for the administration and distribution of collections on Mortgage Loans under a Pooling and Servicing Agreement.
     (b) Section 1 of the Agreement is hereby amended by deleting the references to the term “New Century” wherever it appears in the definitions of “Servicing Contract” and “Servicing Rights” and replacing such references with the term “the Borrower”.
     (c) Section 1 of the Agreement is hereby amended by deleting the terms “Cash”, “Overcollateralization”, “Servicing System Update” and the related definitions thereto in their respective entirety.
     SECTION 2. Amendments to Section 2.
     (a) Subsection 2.1 of the Agreement is hereby deleted in its entirety and replaced with the following new Subsection:
     2.1 Agreement to Lend. Subject to the terms and conditions of this Agreement, and provided that no Default or Event of Default shall have occurred and be continuing hereunder, Citigroup shall make available to the Borrower a secured credit facility in an aggregate principal amount not to exceed $50,000,000 (the “Facility Amount”) at any one time outstanding, against which the Borrower may borrow, prepay, in whole or in part, and re-borrow at any time (and without limit on the number of times) before the Termination Date. The amount of each Loan drawn down by the Borrower shall be at least $500,000.
     (b) Subsection 2.2(4) of the Agreement is hereby amended by deleting the clause “which occurs prior to the Servicing System Update” from the first sentence thereof.
     (c) Subsection 2.2(5) of the Agreement is hereby deleted in its entirety.
     (d) Subsection 2.7(3) of the Agreement is hereby deleted in its entirety and replaced with the following new Subsection:
     (3) Notwithstanding anything to the contrary contained in this Agreement, the Borrower shall, on a weekly basis, reconcile the amount of the outstanding Loans and the amount of Servicer Advances securing such Loans. If the amount of the Servicer Advances securing such Loans is less than the Collateral Value required under this Agreement, the Borrower shall, within 1 Business Day of such reconciliation, repay a portion of the outstanding Loans to the Lender in an amount necessary to cause the amount of the Servicer Advances securing such Loans to equal the Collateral Value required hereunder; provided, however, the Borrower shall not be required to remit such amount to the Lender if the remittance would be for an amount less than $100,000; provided further that any remittance not required to be made pursuant to this Section 2.7(3) shall not constitute a Default under this Agreement.
     (e) Subsection 2.10 of the Agreement is hereby deleted in its entirety and replaced with the following new Subsection:
     2.10 Renewal Fee. In the event that the Lender and the Borrower agree to extend the term of this Facility for a period of at least 364 days, the Borrower shall pay to the Lender a renewal fee which in the aggregate shall be equal to $100,000 (the “Renewal Fee”), such payment to be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim. The Renewal Fee shall be paid by the Borrower to the Lender on the date the Lender renews this Facility.
     SECTION 3. Amendments to Section 3.
     (a) Subsection 3.3(1) of the Agreement is hereby amended by deleting the clause “which occurs prior to the Servicing System Update” from the first sentence thereof.
     (b) Subsection 3.3(2) of the Agreement is hereby deleted in its entirety.
SECTION 4. Amendments to Section 5.
     (a) Subsection 5.1(4) is hereby deleted in its entirety and replaced with the following new Subsection:
     (4) within five Business Days after any officer of the Borrower or the Guarantor has knowledge of their occurrence, written notice of each of the following events: (i) upon the entry of a judgment or decree against the Borrower or the Guarantor in an amount in excess of $7,000,000; (ii) any event, circumstance or condition that has resulted, or has a reasonable likelihood of resulting in either a Material Adverse Change or a Material Adverse Effect with respect to the Borrower or the Guarantor; (iii) any Default and what actions, if any, the Borrower or the Guarantor, as applicable, is taking or contemplates taking in regard thereto; (iv) any notice under any Pooling and Servicing Agreement from any party thereunder that it intends to declare an event of default thereunder, or that it intends to terminate the servicer thereunder; (v) notice of any other Material Adverse Effect, including any material adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Borrower or the Guarantor to the Lender;
     (b) Subsection 5.1(5) is hereby amended by deleting the reference therein to “either Guarantor”, and replacing such reference with “the Guarantor”.
     (c) Subsection 5.9 of the Agreement is hereby deleted in its entirety and replaced with the following new Subsection:
     5.9 Net Worth. The Guarantor will at all times during each fiscal year maintain, on a consolidated basis, Tangible Net Worth, on a consolidated basis, during each fiscal year, of not less than the sum of (i) $750,000,000 and (ii) fifty percent (50%) of all equity capital raised after November 1, 2004 as of the last day of each of its fiscal quarters.
     (d) Subsection 5.10 of the Agreement is hereby deleted in its entirety and replaced with the following new Subsection:
     5.10 Ratio of Total Indebtedness to Tangible Net Worth. The Guarantor will at all times, maintain a ratio of Total Indebtedness to Tangible Net Worth as of the last day of each fiscal quarter of not greater than 13:1.
     (e) Subsection 5.11 of the Agreement is hereby deleted in its entirety and replaced with the following new Subsection:
     5.11 Liquidity. The Guarantor will, at all times, maintain, on a consolidated basis, cash and Cash Equivalents in an amount not less than $60,000,000.
     (f) Subsection 5.15 of the Agreement is hereby deleted in its entirety and replaced with the following new Subsection:
     5.15 Nature of Business. Neither the Borrower nor the Guarantor shall make any material change in the nature of its business as carried on as of the date hereof.
     (g) Subsection 5.17 of the Agreement is hereby deleted in its entirety and replaced with the following new Subsection:
     5.17 Servicing. The Borrower shall service the Mortgage Loans in accordance with the terms of each Pooling and Servicing Agreement or other agreement governing the servicing of such Mortgage Loans and accepted servicing practices.
     SECTION 5. Amendments to Section 8.
     (a) Subsection 8.2(4) is hereby deleted in its entirety and replaced with the following new Subsection:
     (4) The Lender shall have received an original executed copy of the Acknowledgement Letter in the form attached hereto as Exhibit G-1 and any other documents reasonably required by the Lender in connection with the Lender’s right to receive reimbursement for Servicer Advances.
     SECTION 6. Amendments to Section 9.
     (a) Subsection 9.1(5) is hereby deleted in its entirety and replaced with the following new Subsection:
     (5) The Borrower, the Guarantor or any of the Borrower’s or the Guarantor’s Affiliates or Subsidiaries shall fail to pay any of its respective Indebtedness (aggregating in excess of $10,000,000), or any interest or premium thereon when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or shall fail to make any payment when due under the Borrower’s, the Guarantor’s or the Borrower’s or the Guarantor’s Affiliates’ or Subsidiaries’ Guarantee of another person’s Indebtedness for borrowed money (aggregating in excess of $10,000,000), and such failure shall entitle any related counterparty to declare any such Indebtedness or Guarantee to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof.
     (b) Subsections 9.1(7), (8), (9) and (10) of the Agreement are each hereby amended by deleting each reference to “any Guarantor” and any other reference implying multiple Guarantors, and replacing such references with “the Guarantor”.
     (c) Subsection 9.1(12) is hereby deleted in its entirety and replaced with the following new Subsection:
     (12) Notwithstanding Subsection 9.1(5), a “default,” “event of default” or “event of termination,” however defined, shall occur under any material Other Agreement, which has not been waived by the Lender or its Affiliate, as applicable. For the avoidance of doubt, an Other Agreement shall be deemed “material” if the consideration paid or obligations owed thereunder exceeds $500,000 in the aggregate.
     (d) Subsection 9.1(15) is hereby deleted in its entirety and replaced with the following new Subsection:
     (15) In the good faith judgment of the Lender, any Material Adverse Effect shall have occurred with respect to the Borrower, the Guarantor or any of the Borrower’s or the Guarantor’s Affiliates taken as a whole or any Material Adverse Change shall have occurred with respect to the financial condition or operations of the Guarantor;

     (e) Subsection 9.1(16) is hereby deleted in its entirety and replaced with “Reserved”.
     (f) Subsection 9.3(2) is hereby amended by deleting the clause “its gross negligence or willful misconduct” in the third to last sentence in its entirety and replacing such term with “the Lender’s gross negligence or willful misconduct”.
     SECTION 7. Amendments to Section 14.
     (a) Subsection 14.3 is hereby deleted in its entirety and replaced with the following new Subsection:
     14.3 Set-off. In addition to any rights and remedies of the Lender provided by this Agreement and by law, the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any Affiliate thereof to or for the credit or the account of the Borrower. The Lender may set-off cash, the proceeds of the liquidation of any Collateral and all other sums or obligations owed by the Lender or its Affiliates to the Borrower or its Affiliates against all of the obligations of the Borrower or its Affiliates to the Lender or its Affiliates, whether under this Agreement or under any other agreement between the parties or between the Borrower or any of its Affiliates and the Lender or any of its Affiliates, or otherwise, whether or not such obligations are then due, without prejudice to the Lender’s or its Affiliate’s right to recover any deficiency. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
     (b) The notice addresses set forth in Subsection 14.11 are hereby deleted in its entirety and replaced with the following new notice addresses:

To the Lender:	Citigroup Global Markets Realty Corp.
390 Greenwich Street, 6th Floor
New York, New York 10013
Attention: Bobbie Theivakumaran
Telephone: (212) 723-6753
Facsimile: (212) 723-8604

To the Borrower:	New Century Mortgage Corporation
18400 Von Karman, Suite 1000
Irvine, California 92612
Attention: Kevin Dwyer
Telephone: (949) 225-7808
Facsimile: (949) 440-7033

     SECTION 8. Amendments to Schedules and Exhibits.
     (a) Schedule 1 is hereby deleted in its entirety and replaced with the Schedule 1 attached hereto as Annex 1.
     (b) Exhibit G-2 and all references thereto in the Agreement are hereby deleted in their respective entirety.
     SECTION 9. Representations. In order to induce the Lender to execute and deliver this Amendment Number Four, the Borrower hereby represents to the Lender that as of the date hereof, after giving effect to this Amendment Number Four, the Borrower and the Guarantor are each in compliance in all material respects with all of the terms and conditions of the Agreement and the Guaranty, as applicable, and no Default or Event of Default has occurred or is continuing thereunder.
     SECTION 10. Conditions Precedent. As a condition precedent to the effectiveness of this Amendment Number Four and the Amendment Number One to the Guaranty dated as of even date herewith (collectively, the “Amendments”), the Borrower (i) shall execute and deliver a new Note for the Facility Amount to the Lender, and (ii) shall pay to the Lender all additional fees and out of pocket expenses incurred by the Lender in connection with the Amendments (including all reasonable fees and out of pocket costs and expenses of the Lender’s legal counsel incurred in connection with the Amendments), in accordance with Section 14.2 of the Agreement.
     SECTION 11. Defined Terms. Any terms capitalized but not otherwise defined herein should have the respective meanings set forth in the Agreement.
     SECTION 12. Limited Effect. Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment Number Four need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.
     SECTION 13. Governing Law. This Amendment Number Four shall be construed in accordance with the laws of the State of New York and the obligations, rights, and remedies of the parties hereunder shall be determined in accordance with such laws without regard to conflict of laws doctrine applied in such state (other than Section 5-1401 of the New York General Obligations Law).
     SECTION 14. Counterparts. This Amendment Number Four may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Lender and the Borrower have caused this Amendment Number Four to be executed and delivered by their duly authorized officers as of the day and year first above written.

CITIGROUP GLOBAL MARKETS REALTY CORP. (Lender)

By:	/s/ Bobbie Theivakumaran
Name:	Bobbie Theivakumaran
Title:	Authorized Agent

NEW CENTURY MORTGAGE CORPORATION (Borrower)

By:	/s/ Kevin Cloyd

Name:	Kevin Cloyd
Title:	Executive Vice President